UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2012 (February 27, 2012)

SENSIVIDA MEDICAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

New Jersey	000-07405	22-1937826
(State or other jurisdiction	(Commission	(IRS Employer Identification No.)
of incorporation)	File Number)

150 Lucius Gordon Drive, Suite 110 West Henrietta, NY		14586
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (585) 413-9080

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2012 Sidney Braginsky joined the Board of Directors of the registrant filling a vacancy on the Board. Since July 2000 Mr. Braginsky .has been the President, Chief Executive Officer and Chairman of the Board of Directors of Atropos Technology, LLC. Atropos is the majority shareholder of Digilab LLC, the former molecular spectroscopy division of Bio-Rad that Atropos acquired in 2001, and also an affiliate of Double D Venture Fund LLC, a venture capital firm that specializes in investments in life science and diagnostic instrument companies. Mr. Braginsky is the Chairman of the Board and CEO of Digilab and Chairman of the Board and Managing Director of Double D Venture Fund. From October 1994 to December 1999 Mr. Braginsky served as President of Olympus America, Inc., responsible for the growth of that company's optical products, including cameras and scientific instruments, such as microscopes, endoscopes and chemistry analyzers.

In addition to the companies mentioned above, Mr. Braginsky currently serves on the Board of Directors of EndoRobotics, Endogene, Waveline Medical, SolidLook Medical and Invendo Medical GMBH. Mr. Braginsky also is actively involved with local educational institutions, serving as Chairman of the Board of the City University of New York, Robert Chambers Laboratory, Chairman of the Board of Advisors for Long Island University College of Management, Director on the Industrial Advisory Board of the Center for Technology Education at Hofstra University, Director of the Board of Library Overseers for the Jewish Theological Seminary, Member of the National Visiting Committee for the Long Island Consortium for Interconnected Learning NSF, Advisory Board Member to Stony Brook School of Engineering and Trustee of Long Island University. Mr. Braginsky also serves on the Board of Advisors of Tornado Medical and the Lymphatic Research Foundation.

Mr. Braginsky received his Bachelor of Science degree from Queens College, City University of New York.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 29, 2012	SensiVida Medical Technologies, Inc.

	By:	/s/ Jose Mir
Jose Mir
President

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